DRAFT RELEASE - 11/14/2007 8:09 PM

Contact:
Sean Mahoney
Ph. 1.310.867.0670
smahoney@stratosrenweablesenergy.com

FOR IMMEDIATE RELEASE

New Design Cabinets, Inc. Completes a $10 Million Financing and
Closes a Merger with Stratos del Peru S.A.C.

Los Angeles, CA & Lima, Peru, November 19, 2007 - New Design Cabinets, Inc. (NDCB.OB) ("New Design" or the "Company") is pleased to announce that it has closed a Share Exchange Agreement with Stratos del Peru S.A.C. ("Stratos") and its shareholders (the “Share Exchange Agreement”), and has completed a financing of approximately $10 million. The Company intends to change its name to “Stratos Renewables Corporation” and change its ticker symbol by mid-December.

Stratos’ goal is to be the leading Peruvian sugarcane ethanol company with planned production capacity of 154 million gallons per year. Ethanol is a clean burning, high octane fuel that is produced from renewable sources. Blending up to 20% ethanol into a gasoline supply can cut down on not only the amount of imported oil consumed, but also on the emissions generated by the burning of that fuel.

The Company intends for this financing to allow for the completion of the expansion of Stratos’ current sugar mill, Estrella del Norte, in Northern Peru, to repay debt, and complete feasibility studies. The Company intends to proceed with plans to expand Stratos’ sugar milling capacity to 700 tons of cane per day (tcd), and add an ethanol distillery capable of an additional 4 million gallons per year of ethanol production.

About the Company and Stratos del Peru S.A.C.

Stratos is a low cost sugarcane ethanol producer. Stratos believes that it will be able to produce the highest yields of sugarcane in the world on the northern coast of Peru and that such production will allow it to be among the lowest cost producers globally. Stratos is currently completing an expansion of its ethanol and sugar production capacity to 4MMgy and 700 tcd, respectively. Stratos has initiated a three-phase growth strategy that will result in a leadership position in Peru with ethanol production capacity of 154 MMgy supplied entirely from Stratos’ proprietary sugarcane plantations. Stratos was founded by leading Peruvian Biofuels and agricultural executives. Stratos benefits from extensive domestic and international relationships that it believes will support its growth strategy. For more information about the Company and Stratos, please visit: www.stratosrenewablesenergy.com.

About Ethanol

Ethanol is a clean burning, high octane biofuel produced from grain, which is a renewable source, and can be grown year after year. In its most basic sense, ethanol is a grain alcohol produced from sources such as corn and sugar. Pure 100% ethanol is normally not used as a replacement for gasoline. However, the integration of up to 20% ethanol into a gasoline supply cuts down on not only the amount of oil consumed, but also on the emissions generated by the burning of that fuel. Ethanol significantly reduces harmful exhaust emissions, which contribute to global warming. The United Nations expects all biofuels to account for a full 25% of world energy needs by 2025.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward-looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and the Company and Stratos assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.

# # #